                              DONNELLY CORPORATION
          UNFUNDED DEFERRED DIRECTOR FEE PLAN, AS AMENDED AND RESTATED
                           EFFECTIVE DECEMBER 8, 2000


     1. On or before the last day of any quarter, any director may elect to defer receipt of all or a specified amount or percentage of the director's fees to be earned in succeeding quarters. Any election will continue from quarter to quarter until modified by a later election which will be effective with respect to the calendar quarters beginning after the election.

     2. The Company will maintain a separate account for each director to which deferred fees will be credited as earned. On the last day of each fiscal quarter, the Company will also credit to each such account interest on the average balance in that quarter at the rate equal to the prime rate on the last day of that quarter.

     3. The plan will be unfunded.

     4. Amounts deferred under the Plan, together with accumulated interest, will be distributed to the director in 10 annual installments, the first of which will be payable on the first day of the year following the director's retirement or termination from the board of Directors. The amount of each installment will be the balance of the director's account at that date divided by the number of unpaid installments. The balance of the former director's account will continue to be credited with interest as provided above.

     5. A director may elect to modify the installment payment arrangement of paragraph 4 by filing with the Company an irrevocable written election to have the amount in the director's account paid in a single lump sum payment or in annual or quarterly installments over a fixed period of 10 years or less. In either case, the first installment or the lump sum distribution will be payable on the first day of the year following the year in which the director's service on the board of directors terminates. Any such election must be filed with the Company at least 24 months prior to the date on which the first installment would have been payable under paragraph 4 and the Company will make payments to the former director in accordance with the election.

     6. Upon the death of a director or former director prior to the year in which the deferred amounts are payable, the balance of the director's account will be paid to the director's beneficiary in accordance with the form of payment elected by the director in a written election filed with the Company prior to death. These elections may be filed along with the designation of the beneficiaries and the payments will be made in accordance with the last election filed by the director prior to death. If a director fails to file an election concerning payment upon death, then payment will be made to the beneficiary in ten annual installments, the first of which will be payable on the first day of the year following the death of the director. If a former director dies after installment payments have begun under paragraphs 4 or 5, the balance of the installment payments will be made to the director's beneficiary in accordance with the method of payment elected by the director.

     7. Each director may designate a beneficiary or beneficiaries, including contingent or successor beneficiaries, to receive the balance in the director's account after the director's death. A beneficiary designation must be in writing and must be filed with the Company during the director's lifetime. Each beneficiary designation filed by a director will cancel all designations previously filed. If a director fails to designate a beneficiary or all beneficiaries die before the director, the Company will pay the death benefits to the director's spouse if surviving and, if not, to the director's estate.

     8. A director may elect to withdraw from the account while remaining on the board of directors as follows:

          (a) A director may elect to withdraw all or any part of the account at any time or times after attaining age 72 by filing an election with the Company at least 24 months prior to the date of the first such withdrawal; and

          (b) A director may withdraw the amount of the quarterly interest to be credited to the account at the end of any quarter by filing a written election with the Company at least 24 months in advance of the date of withdrawal. Any election to withdraw future interest credits must specify the future quarter or quarters to which election will apply.

     9. The board of directors will appoint a committee to oversee the administration of this Plan. The committee will have the authority to accelerate the payment of any installments to any former director or beneficiary whenever application for acceleration of the payments is made by the former director or beneficiary. The committee will have complete discretion in determining whether to accelerate payments.

     10. The board of directors may elect to pay any amount standing to the credit of a director in a single payment if the director ceases to be a director of the Company and becomes employed by, a director of, or otherwise affiliated with any business that is in competition with the Company.